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                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF PACIFIC BIOMETRICS, INC.

Pacific Biometrics, Inc., a Washington corporation

PBI Technology, Inc., a Washington corporation

Bioquant Inc., a Michigan corporation